Exhibit 99.6

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		Six Months Ended		Fiscal Year
	May 31, 2007	May 31, 2006(1)	May 31, 2007	May 31, 2006(1)	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes(2)	$3,524	$2,301	$6,980	$4,211	$9,103	$6,316	$5,517	$5,070	$3,669
Add: Fixed charges, net	15,726	9,785	28,972	19,059	41,069	23,757	14,133	11,976	11,609

Income before income taxes and fixed charges, net	$19,250	$12,086	$35,952	$23,270	$50,172	$30,073	$19,650	$17,046	$15,278

Fixed Charges:
Total interest expense	$15,671	$9,744	$28,869	$18,975	$40,897	$23,552	$13,977	$11,826	$11,448
Interest factor in rents	55	41	103	84	172	205	156	150	161
Dividends on preferred securities subject to mandatory redemption	—	—	—	—	—	—	45	154	87

Total fixed charges	$15,726	$9,785	$28,972	$19,059	$41,069	$23,757	$14,178	$12,130	$11,696

Ratio of earnings to fixed charges	1.2	1.2	1.2	1.2	1.2	1.3	1.4	1.4	1.3

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
Income before income taxes(2)	$3,524	$2,301	$6,980	$4,211	$9,103	$6,316	$5,517	$5,070	$3,669
Add: Fixed charges, net	15,726	9,785	28,972	19,059	41,069	23,757	14,133	11,976	11,609

Income before income taxes and fixed charges, net	$19,250	$12,086	$35,952	$23,270	$50,172	$30,073	$19,650	$17,046	$15,278

Fixed Charges:
Total interest expense	$15,671	$9,744	$28,869	$18,975	$40,897	$23,552	$13,977	$11,826	$11,448
Interest factor in rents	55	41	103	84	172	205	156	150	161
Dividends on preferred securities subject to mandatory redemption	—	—	—	—	—	—	45	154	87
Preferred stock dividends	17	—	34	—	19	—	—	—	—

Total fixed charges and preferred stock dividends	$15,743	$9,785	$29,006	$19,059	$41,088	$23,757	$14,178	$12,130	$11,696

Ratio of earnings to fixed charges and preferred stock dividends	1.2	1.2	1.2	1.2	1.2	1.3	1.4	1.4	1.3

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Income before income taxes does not include losses from unconsolidated investees, dividends on preferred securities subject to mandatory redemption, gain/(loss) on discontinued operations, cumulative effect of accounting change (net) and income (loss) from investments accounted for under the equity method of accounting.

“Fixed charges” consist of interest cost, including interest on deposit, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor.

The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.